UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
JLG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State of incorporation or organization)	25-1199382 (I.R.S. Employer Identification No.)

1 JLG Drive, McConnellsburg, Pennsylvania (Address of principal executive offices)	17233 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]
Securities Act registration statement file number to which this form related: None
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock Purchase Rights	New York Stock Exchange, Inc.
Securities to be registered pursuant to Section 12(g) of the Act: None

     This Amendment No. 1 on Form 8-A/A is filed to supplement and amend the information set forth in the Registration Statement on Form 8-A filed by JLG Industries, Inc. (the “Company”) on May 31, 2000.
Item 1. Description of Registrant’s Securities to be Registered.
     On October 16, 2006, the Company and American Stock Transfer and Trust Company entered into the First Amendment (the “First Amendment”) to the Rights Agreement dated as of May 24, 2000, by and between the Company and American Stock Transfer and Trust Company (the “Rights Agreement”).
     The Company entered into an Agreement and Plan of Merger dated October 15, 2006 (the “Merger Agreement”), among the Company, Oshkosh Truck Corporation (“Parent”) and Steel Acquisition Corp., a wholly-owned subsidiary of Parent. The Company entered into the First Amendment to render the Rights Agreement inapplicable to (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger (as defined in the Merger Agreement), (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of the Company’s common stock pursuant to the Merger or the Merger Agreement. The Merger Agreement is filed as Exhibit 2.1 to the Company’s current report on Form 8-K dated October 15, 2006 and filed with the SEC on October 16, 2006.
     In addition, the First Amendment provides for the termination of the Rights Agreement upon the earliest of the expiration date, redemption or immediately prior to the effective date of the Merger.
     The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment, a copy of which is filed herewith as Exhibit 4.2 and is incorporated herein by reference.
Item 2. Exhibits.
4.1.	Rights Agreement, dated as of May 24, 2000, between JLG Industries, Inc. and American Stock Transfer and Trust Company, with the form of Right Certificate attached as Exhibit A and a Summary of Rights to Acquire Common Stock attached as Exhibit B (incorporated by reference to Exhibit 1 to Registrant’s Registration Statement on Form 8-A, dated May 31, 2000).

4.2	First Amendment to Rights Agreement, dated as of October 16, 2006, by and between the Company and American Stock Transfer and Trust Company, as Rights Agent.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

JLG INDUSTRIES, INC.

By:	/s/ James H. Woodward, Jr.

Name:	James H. Woodward, Jr.
Title:	Executive Vice President and Chief Financial Officer
DATED: October 16, 2006

EXHIBIT INDEX

Exhibit No.	Description

4.1.	Rights Agreement, dated as of May 24, 2000, between JLG Industries, Inc. and American Stock Transfer and Trust Company, with the form of Right Certificate attached as Exhibit A and a Summary of Rights to Acquire Common Stock attached as Exhibit B (incorporated by reference to Exhibit 1 to Registrant’s Registration Statement on Form 8-A, filed May 31, 2000).

4.2	First Amendment to Rights Agreement, dated as of October 16, 2006, by and between the Company and American Stock Transfer and Trust Company, as Rights Agent.